                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE:                       FOR MORE INFORMATION:
                                             Steve Harris (sharris@elitelog.com)
                                             Elite Logistics, Inc.
                                             Telephone:  (979)-230-0222


                   ELITE ANNOUNCES RESTRUCTURING AND CHANGE IN
                                BUSINESS STRATEGY

         Freeport, TX November 6, 2002--Elite Logistics, Inc. (OTC BB: ELOG), a telematics services provider, today announced that it was implementing a major restructuring plan and a shift in business strategy.

         In response to the company's inability to raise capital in the face of the tight capital markets and a near-term liquidity crisis confronting the company, Elite is implementing a planned shift in business strategy. Effective immediately, it will shift its focus from providing direct sales and support to end users and channel partners to a business model focused on selling the use of its deployable infrastructure and intellectual property to a limited number of Original Equipment Manufacturers (OEMs). This shift will be implemented in the upcoming months. The change in the company's business strategy will have an immediate negative impact on the company's revenue. However, it is intended over the long term to allow the company to move closer to achieving positive cash flow and operating profitability.

         As part of the company's new business strategy, the company will also continue to pursue the defense and licensing of its patent portfolio as a revenue stream.

         As part of its restructuring plan, the company is negotiating with interested parties the sale of its existing subscriber base. The company's channel partner strategy will be modified to better align to the new strategy during the next few months. The company will also undergo a workforce reduction to balance the resources and skills in the organization.

         Over the next few weeks, the company will review the revised plan with its existing creditors to address the company's current credit and liquidity issues. In the event the company is not able to overcome its current liquidity crisis and restructure its outstanding financial requirements; the company will be forced to seek relief under the United States Bankruptcy Code.

ABOUT ELITE LOGISTICS, INC.

         Elite Logistics, Inc. is the parent company of Elite Logistics Services, Inc., its wholly owned operating subsidiary based in Freeport, Texas. Elite is best known for its family of Intelligent Vehicle Systems that integrate global positioning systems and two-way wireless telemetry technology to provide Internet-enabled tracking and control of vehicles and other assets. Elite's position as a market leader in the telematics industry is supported by a strong intellectual property portfolio that includes U. S. Patent No. 5,712,899 (the "899 patent"). The "899 patent" discloses certain telematics technology and systems including a mobile communications unit, configured to receive and process signals generated by a Global Positioning System (GPS) and transmit them to a base communications unit and allow voice communications between a mobile operator and an operator of a base communications unit. For additional information, contact Steve Harris (sharris@elitelog.com) or visit the Company's Internet site at www.elitelog.com.


Editorial note: The above news release may contain "forward-looking statements" as the Federal securities laws define that term. Forward-looking statements discuss future expectations, contain projections of results of operations or of financial conditions, characterize future events or circumstances, or state other forward-looking information. Although the Company's management believes that the expectations reflected in such statements are based on reasonable assumptions, actual results and outcomes could differ materially from those projected.